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                                                             EXHIBIT 1.A.(5)(d)


                        ACCIDENTAL DEATH BENEFIT RIDER

BENEFIT We will pay the Accidental Death Benefit amount to the beneficiary upon receipt of due proof that the insured's death was caused by accidental bodily injury subject to the terms below. The Accidental Death Benefit amount is shown on the policy specifications page. This Accidental Death Benefit provides insurance on the life of the Insured, but does not provide insurance on any other person or persons insured.

ACCIDENTAL             Death must occur:
DEATH                  1.    as a direct result of accidental bodily injury and
BENEFIT                      independently of all other causes; and
                       2.    within 90 days of such injury; and
                       3.    before the insured reaches attained age 70; and
                       4.    while this policy and rider are in force.

EXCLUSIONS FROM        We will not pay this benefit if the death results from:
COVERAGE               1.    suicide whether sane or insane;
                       2.    war or any act attributable to war, declared or
                             undeclared, whether the insured is in the military service or not;
                       3.    bodily or mental infirmity, illness or disease of
                             any kind;
                       4.    bacterial infection other than infection occurring
                             as a result of accidental or external bodily injuries;
                       5.    committing or attempting to commit an assault or
                             felony;
                       6.    the voluntary taking of any poison, drug or
                             sedative, asphyxiation from voluntary inhalation of gas;
                       7.    participation in aviation, except as a passenger.

CHARGE FOR             The charge for this rider will be added to the monthly
THIS RIDER             deduction for this policy.  The monthly charge for this
                       rider is the sum of:
                       1.    the risk rate at the insured's attained age times
                             the number of thousands of Accidental Death Benefit amount shown on the policy specifications page; plus
                       2.    the extra monthly charge for a special premium
                             class for this rider, if any.

                       If this policy provides for Waiver of Deduction, the monthly charge for this rider will be waived if the monthly deduction for the policy is waived.

                       Guaranteed maximum monthly risk rates are shown in the following table.

------------------------------------------------------------------------------------------------------------------
                             GUARANTEED MAXIMUM RISK RATES PER $1,000 BY ATTAINED AGE
------------------------------------------------------------------------------------------------------------------
  AGE      RISK RATE     AGE     RISK RATE     AGE      RISK RATE     AGE     RISK RATE    AGE     RISK RATE
------------------------------------------------------------------------------------------------------------------
   1         0.104        15       0.104        29        0.083        43       0.104       57       0.125
   2         0.104        16       0.125        30        0.083        44       0.104       58       0.125
   3         0.083        17       0.146        31        0.083        45       0.104       59       0.125
   4         0.083        18       0.146        32        0.083        46       0.104       60       0.125
   5         0.083        19       0.146        33        0.083        47       0.104       61       0.146
   6         0.083        20       0.146        34        0.083        48       0.104       62       0.146
   7         0.083        21       0.146        35        0.083        49       0.104       63       0.146
   8         0.083        22       0.125        36        0.083        50       0.104       64       0.167
   9         0.083        23       0.125        37        0.083        51       0.104       65       0.167
   10        0.083        24       0.104        38        0.083        52       0.104       66       0.167
   11        0.083        25       0.104        39        0.083        53       0.104       67       0.188
   12        0.083        26       0.104        40        0.083        54       0.104       68       0.188
   13        0.083        27       0.104        41        0.083        55       0.125       69       0.188
   14        0.083        28       0.083        42        0.083        56       0.125
------------------------------------------------------------------------------------------------------------------


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TERMINATION            This rider will end when:
OF RIDER               1.  the insured attains age 70; or
                       2.  the policy ends; or
                       3. the owner's signed request for termination is received.

GUARANTEED             This rider does not increase or decrease the guaranteed
VALUES                 values of this policy.


CONTRACT This rider is subject to all the terms of the policy, except as modified in this rider.

                       Attached to and made a part of this policy effective as of the date of issue of the policy.


                        FARMERS NEW WORLD LIFE INSURANCE COMPANY


                                         /s/  JEFFREY T. BLACKBURN

                     C. Paul Patsis         Jeffrey T. Blackburn
                        President                Secretary

This Accidental Death Benefit provides insurance on the life of the Insured, but does not provide insurance on any other person or persons insured.